EXHIBIT 10.68
                  DEVELOPMENT AGREEMENT AND
                  AGREEMENT FOR PURCHASE OF
                   MACHINERY AND SUPPLIES

      This Agreement is made this 1st day of November,  1995
by  and between Electrosource, Inc. ("ELSI") and Charles  L.
Mathews ("Contractor").

      Whereas, ELSI produces lead-acid batteries ("Horizon") with patented technology developed in part by Contractor, and ELSI wishes to arrange for the supply of certain equipment and supplies from Contractor for its facilities and potentially for its licensees and affiliates, and

      Whereas, contractor wishes to develop and supply such equipment and materials to ELSI,

      Now, therefore, for good and valuable consideration, the adequacy which is acknowledged, ELSI and Contractor agree:

     1. Contractor agrees to sell to ELSI and ELSI agrees to purchase from Contractor, machines to make co-extruded wire ("Co-extruders"), with necessary attachments. The Co-extruders will be for use in present and anticipated ELSI production facilities and will be purchased as and when deemed necessary by ELSI. Alternatively, Contractor and ELSI may agree to a lease arrangement for the Co-extruders in addition to or instead of sales.

     2. ELSI hereby grants rights to manufacture the Co-extruders to Contractor for the term of this Agreement, so long as the supply of Co-extruders is not interrupted and the Co-extruders meet ELSI's requirements for quality, quantity and timely delivery, as specified in writing in advance by ELSI and Contractor.

     3. Quantities, prices and payment terms for Co-extruders shall be agreed upon for the following year at least two (2) months before the end of each calendar year, or at such other time or times as the parties can best determine, and shall be evidenced by a detailed purchase order. ELSI will advance 50% of the purchase price to Contractor for each such Co-extruder it agrees to purchase, with the advance to be made at the time or times necessary to maintain delivery schedules. Prices shall be negotiated in good-faith, based upon the actual cost of the Co-extruders and the availability and price of competing products. Currently, the price to the Company from Contractor for a single head Co-extruder is expected to be $110,000.

     4. Contractor shall warrant the Co-extruders against defects in materials and workmanship for at least one year. The machines and components shall be new, of good quality and fit for the particular purpose intended, with guaranteed rates of thru-put by Contractor. Finished wire specifications will be as agreed upon in advance from time to time.

     5. Contractor shall also continue development work on Co-extruders and such other equipment, processes and methods as ELSI shall reasonably request hereunder. Contractor shall review the substance and direction of his work hereunder with the President of ELSI on at least quarterly intervals.

     6. ELSI also agrees to pay contractor for the development of an automated billet maker, which shall belong exclusively to ELSI as will all intellectual property rights thereto. The billet maker may be located on Contractor's premises for the term of the agreement or at such other location as ELSI may direct. Contractor shall have the right to manufacture and use such billet makers for supply of billets exclusively to ELSI, provided the Contractor remains ready and able to make billet makers and billets of acceptable quality and quantity on a timely basis at a cost which is reasonable and competitive. ELSI shall pay Contractor $65,000 hereunder for development of the billet maker and other development work hereunder, to be paid at the rate of $3,611 per month for eighteen (18) months, payments to be made on the 1st and 15th day of each month. The development cost of $65,000 shall include all related costs, including taxes, labor, engineering, drawings, etc. The price of the first billet maker shall be an additional $60,000 as will be detailed in a purchase order to be issued at the discretion of Electrosource. The development work and billet maker price shall include:

       a.  A new fully automatic lead billet maker.

       b. An automatic shear mechanism integrated with the billet maker to make billets, shear the ends and place the billets on a pallet.

       c.  All engineering drawings.

     ELSI shall pay $30,000 as a down payment for the billet maker upon issuance of a purchase order, and the balance in monthly installments, as detailed therein and agreed upon by Contractor. After development of the initial automated billet maker, Contractor agrees to manufacture and sell additional billet makers to ELSI at a price $60,000 each, including, without limitation, installation and taxes.

     7. Contractor shall also supply lead billets to ELSI in the quantities and on the dates as required by ELSI, provided that the supply of lead billets by Contractor is not interrupted and the specifications as agreed in writing in advance are met. Purchases from Contractor shall begin as soon as reasonable after the date hereof based upon a trial program to begin as soon as possible. The price for the lead billets shall be competitive with other sources of supply, with the current pricing being the cost of lead plus $.30 per pound, which shall be reduced to the price of lead plus $.24 per pound, or market rates as adjusted at least yearly, after development of the automated billet maker provided for above. It is anticipated that ELSI will continue to purchase the lead directly and supply it to Contractor for the making of billets, in which case the cost of lead would not be included in Contractor's billings.

     8. The term of this Agreement shall begin upon the date hereof and continue for a period of two (2) years, unless sooner terminated in accordance with its terms. The Agreement may be extended by mutual consent. Neither party may terminate this Agreement except for cause, and after thirty (30) days written notice of default, provided the default is not cured during such thirty (30) day period.

     9. ELSI shall own all inventions or improvements to inventions made by Contractor pursuant to this
     Agreement.   At  termination, and  otherwise  upon  the
     request of ELSI, Contractor will assign to ELSI any such inventions or improvements and shall cooperate fully with ELSI on any patent applications.

     10. Each party shall hold all confidential information disclosed to it by the other during the term of this Agreement in confidence and not disclose it or use it (except for this Agreement) without the prior written consent of the other.

     11. This Agreement may not be assigned by either party without the prior written approval of the other, which may be withheld for any reason.

     12.   Contractor is an independent contractor, and  not
     the   employee   or  agent  of  ELSI.   Contractor   is
     responsible for his own insurance and taxes.

     13. Contractor hereby agrees to indemnify and hold ELSI harmless from and against any and all claims or litigation, damages, costs or attorney fees resulting from Contractor's negligence or willful misconduct in the performance of this contract.

     14.  Notices may be given to Contractor at:  Charles L.
     Mathews, 111 Cardinal Drive, Page, Texas 78629, and  to
     ELSI  at:  Electrosource, Inc., 3800-B Drossett  Drive,
     Austin, Texas 78744-1131.

     15. This Agreement shall be construed, interpreted and enforced under the laws of Texas.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of this 1st day of November, 1995.

CONTRACTOR                         ELECTROSOURCE, INC.


By:         /S/                    By:     /S/
   Charles L. Mathews                 James M. Rosel
                                      Vice President, General Counsel